UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2016

BENEFITFOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36061	46-2346314
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Benefitfocus Way, Charleston, South Carolina 29492

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (843) 849-7476

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

Lease Agreements

On December 12, 2016, Benefitfocus.com, Inc., a wholly owned subsidiary of Benefitfocus, Inc. (the “Company”), executed an amendment to each of: (i) the Lease Agreement dated January 1, 2009, as amended, between the Company and Daniel Island Executive Center, LLC (“DIEC”); (ii) the Lease Agreement dated May 31, 2005, between the Company and DIEC; and (iii) the Commercial Lease Agreement dated December 13, 2013, between the Company and DIEC II, LLC (collectively, the “Lease Amendments”). The Lease Amendments extend the term of each lease agreement to December 31, 2031, and provide that the initial term of each lease will reset upon the commencement date of the Lease (as defined below) and again if the Company enters into a new lease for Building 5 (as defined below), to be co-terminus with such new lease. The extension of each of the lease terms is in consideration for certain concessions made by DIEC and DIEC II (collectively, the “Lessors”), namely, extending from December 13, 2016 to December 31, 2018 the term of an option that allows the Company to require the Lessors to build a two-story building, including potentially for a welcome center, of approximately 18,500 square feet on its property, Daniel Island Executive Center II (Berkeley County, South Carolina) (“Building 5”) for the Company to lease, and waiving certain accrued and future carrying costs and termination fees payable to the Lessors by the Company under the existing option. On December 12, 2016, the Company also executed a lease agreement with DIEC II (the “Lease”). Pursuant to the Lease, DIEC II will construct a building of approximately 145,800 square feet on Daniel Island Executive Center II for the Company to expand its campus to accommodate anticipated future growth.

The target commencement date of the Lease is July 1, 2019 and the Lease would run for 15 years. Pursuant to the terms of the Lease, the Company agrees to commence construction on or about April 1, 2018 and can also terminate the Lease prior to that time, subject to reimbursing the landlord for its reasonable, documented, and pre-agreed out-of-pocket costs with respect to the Lease and building to date. If the Company delays beginning construction past December 31, 2018, the landlord may terminate the Lease. The Company may renew the Lease upon 365 days’ notice to DIEC II for five additional one-year terms, provided that the Company is not in default at the time of its request. If the Company enters into a new lease for Building 5, the term of the Lease will reset to 15 years from the date the Company begins paying rent for Building 5.

Annual rent for the first year of the Lease is $30.05 per square foot of Rentable Area (as defined in the Lease). Thereafter, rent will increase by two percent of the rent paid for the preceding Lease Year (as defined in the Lease). Beginning in the second Lease Year, the Company will also be responsible for its proportionate share of the cost of operating expenses above $5.05 per square foot of Rentable Area, subject to a three percent cap on the annual escalation of Controllable Expenses (as defined in the Lease). Upon an event of default under the Lease, including the failure to pay rent (subject to a cure period), DIEC II may, among other things, terminate the Lease and require the Company to surrender possession of the leased premises and pay rent due and outstanding as of the termination date.

The Lessors are South Carolina limited liability companies. The Holland Family Trust and Shawn Arthur Jenkins Living Trust own the Lessors equally. Since Mason R. Holland, Jr., Executive Chairman of the Company’s Board of Directors (the “Board”), and Shawn A. Jenkins, President and director of the Company, are affiliated with the Holland Family Trust and Shawn Arthur Jenkins Living Trust, respectively, a majority of the disinterested directors of the Board obtained independent advice and deliberated separately with respect to, and then unanimously approved the Lease Amendments and the Lease.

Amendment to Credit Agreement

In connection with the Lease Amendments and the Lease, on December 12, 2016, the Company and certain subsidiaries of the Company (the “Borrowers”) entered into the Fifth Amendment Agreement (the “Credit Agreement Amendment”) to the Credit Agreement, dated as of February 20, 2015, as amended on June 16, 2015, December 18, 2015, March 24, 2016 and October 28, 2016 (the “Credit Agreement”), with Silicon Valley Bank, a lender and the administrative agent and collateral agent, and several other lenders party thereto.

The Credit Agreement Amendment revises the covenant restricting indebtedness to increase the basket for building lease obligations of the Borrowers, to the extent those lease obligations would be characterized as indebtedness under the Credit Agreement.

The description of the Lease Amendments, the Lease and the Credit Agreement Amendment provided above is qualified in its entirety by reference to the full and complete terms of the Lease Amendments, the Lease and the Credit Agreement Amendment, respectively, which are filed as exhibits 10.13.1, 10.14.1, 10.16.1, 10.31 and 10.32 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.13.1	Third Amendment to Lease between Daniel Island Executive Center, LLC and Benefitfocus.com, dated December 12, 2016.

10.14.1	First Amendment to Lease between Daniel Island Executive Center, LLC and Benefitfocus.com, dated December 12, 2016.

10.16.1	First Amendment to Lease between DIEC II, LLC and Benefitfocus.com, dated December 12, 2016.

10.31	Lease between DIEC II, LLC and Benefitfocus.com, Inc., dated as of December 12, 2016.

10.32	Fifth Amendment Agreement, dated as of December 12, 2016, by and among Benefitfocus, Inc., Benefitfocus.com, Inc. and Benefitstore, Inc., several banks and other financial institutions or entities and Silicon Valley Bank, as administrative agent and collateral agent for lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFITFOCUS, INC.

Date: December 14, 2016	/s/ Jeffrey M. Laborde
Jeffrey M. Laborde
Chief Financial Officer